Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Non-Officer Stock Option Plan and the 1999 Employee Stock Purchase Plan of Maxygen, Inc. of our report dated March 10, 2009, with respect to the consolidated financial statements of Maxygen, Inc. and the effectiveness of internal control over financial reporting of Maxygen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

March 10, 2009